Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights”, “Financial Statement Experts” and “Representations and Warranties” in the Combined Proxy Statement/Prospectus included in this Registration Statement (Form N-14) of Transamerica Funds.

We also consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information, each dated March 1, 2025, each included in Post-Effective Amendment No. 300 to the Registration Statement (Form N-1A, File No. 033-02659) of Transamerica Funds, filed with the Securities and Exchange Commission, and each incorporated by reference into the Combined Proxy Statement/Prospectus and Statement of Additional Information included in this Registration Statement.

We also consent to the incorporation by reference of our report dated December 23, 2024, with respect to the financial statements and financial highlights of Transamerica ClearTrack Retirement Income, Transamerica Cleartrack 2025, Transamerica Cleartrack 2030, Transamerica Cleartrack 2035, Transamerica Cleatrack 2040, Transamerica Cleartrack 2045, Transamerica Cleartrack 2050, Transamerica, Transamerica Asset Allocation – Conservative Portfolio, Transamerica Asset Allocation – Moderate Portfolio, Transamerica Asset Allocation – Moderate Growth Portfolio and Transamerica Asset Allocation – Growth Portfolio (eleven of the funds constituting Transamerica Funds) included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 3, 2025